Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information of Stone Ridge Residential Real Estate Income Fund I, Inc. and to the use of our report dated February 25, 2021 with respect to the financial statements of Stone Ridge Residential Real Estate Income Fund I, Inc. as of December 31, 2020, in the Registration Statement (Form N-2) of Stone Ridge Residential Real Estate Income Fund I, Inc. to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-232263).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 17, 2021